Exhibit 5.1

June 30, 2014

Samson Resources Corporation

Samson Plaza

Two West Second Street

Tulsa, OK 74103-3103

Ladies and Gentlemen:

We have acted as counsel to Samson Resources Corporation, a Delaware corporation (the “Parent”), Samson Investment Company, a Nevada corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Guaranteeing Subsidiaries” and, together with the Parent, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Parent, the Company and the Guaranteeing Subsidiaries with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $2,250,000,000 aggregate principal amount of 9.750% Senior Notes due 2020 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture, dated as of February 8, 2012, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (as supplemented by the First Supplemental Indenture, dated as of January 29, 2013, the “Indenture”). The Exchange Securities will be offered by the Company in exchange for $2,250,000,000 aggregate principal amount of its 9.750% Senior Notes due 2020.

June 30, 2014

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the

June 30, 2014

exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the States of Nevada and Oklahoma, we have relied upon the respective opinions of Woodburn and Wedge, dated the date hereof, and Conner & Winters, LLP, dated May 13, 2014.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the Delaware Limited Liability Company Act and to the extent set forth herein, the laws of the States of Nevada and Oklahoma.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

Entity Name	Jurisdiction of Incorporation, Organization or Formation
Geodyne Resources, Inc.	Delaware
Samson Contour Energy Co.	Delaware
Samson Contour Energy E & P, LLC	Delaware
Samson Holdings, Inc.	Delaware
Samson Lone Star, LLC	Delaware
Samson Resources Company	Oklahoma
Samson-International, Ltd.	Oklahoma